SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                    VODAFONE AIRTOUCH PUBLIC LIMITED COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      ENGLAND AND WALES                                   NONE
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(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)

                                  THE COURTYARD
                                 2-4 LONDON ROAD
                       NEWBURY, BERKSHIRE RG14 1JX ENGLAND
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(Address of principal executive offices)                             (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box |X|

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box |_|

     Securities Act registration statement file number to which this form
relates:            (if applicable).
        -----------

     Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class                               Name Of Each Exchange On Which
To Be So Registered                               Each Class Is To Be Registered
-------------------                               ------------------------------
ORDINARY SHARES OF NOMINAL VALUE $0.10 EACH       NEW YORK STOCK EXCHANGE*

AMERICAN DEPOSITARY SHARES (EVIDENCED BY          NEW YORK STOCK EXCHANGE
AMERICAN DEPOSITARY RECEIPTS), EACH
REPRESENTING TEN ORDINARY SHARES

* Not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
--------------------------------------------------------------------------------
                                (Title of Class)

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


                DESCRIPTION OF VODAFONE AIRTOUCH ORDINARY SHARES

GENERAL

        The following information is a summary of the material terms of the ordinary shares as set out in the Memorandum and Articles of Association of Vodafone AirTouch Public Limited Company ("Vodafone AirTouch") as presently in effect, which became effective upon the consummation of the merger of a subsidiary of Vodafone Group Public Limited Company ("Vodafone") with and into AirTouch Communications, Inc. ("AirTouch") on June 30, 1999. You are encouraged to read the actual Memorandum and Articles of Association which are filed as
Exhibit 2.1 to Amendment No. 1 to Vodafone AirTouch's Form 8-A/A filed with the Commission on June 30, 1999.

        Many Vodafone AirTouch ordinary shares, including those issued in exchange for AirTouch common stock in the Vodafone-subsidiary/AirTouch merger, are held in the form of Vodafone AirTouch ADSs, each of which represents ten Vodafone AirTouch ordinary shares. The Amended and Restated Deposit Agreement among The Bank of New York, Vodafone AirTouch, AirTouch and ADS holders governs the rights of holders of Vodafone AirTouch ADSs as described in "DESCRIPTION OF VODAFONE AIRTOUCH AMERICAN DEPOSITARY SHARES." You should be aware that these rights are different from the rights of the holders of Vodafone AirTouch ordinary shares.

        All of the issued Vodafone AirTouch ordinary shares are fully paid. Vodafone AirTouch ordinary shares are represented in certificated form and also in uncertificated form under "CREST". CREST is an electronic settlement system in the United Kingdom which enables Vodafone AirTouch ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a physical certificate. Vodafone AirTouch ordinary shares:

        o may be represented by certificates in registered form issued (subject to the terms of issue of the shares) following issuance or receipt of the form of transfer bearing the appropriate stamp duty by Vodafone AirTouch registrars, Computershare Services PLC, P.O. Box 82, Caxton House, Redcliffe Way, Bristol, BS99 7NH, England;

        o may be in uncertificated form with the relevant CREST member account being credited with the Vodafone AirTouch ordinary shares issued or transferred; or

        o may be in the form of bearer shares.

        Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer Vodafone AirTouch ordinary shares in the same manner and under the same terms as U.K. residents or nationals.

SHARE CAPITAL

        Upon consummation of the merger with AirTouch, the ordinary share capital of Vodafone AirTouch was redenominated from a nominal value of 5p to a nominal value of U.S.$0.10. There are no material differences between ordinary shares denominated in pounds sterling and ordinary shares denominated in U.S. dollars.

        The authorized share capital of Vodafone AirTouch is $4,080,000,000 and (pound)50,000.

DIVIDENDS

        Holders of Vodafone AirTouch ordinary shares may, by ordinary resolution, declare dividends but may not declare dividends in excess of the amount recommended by the directors. The directors may also pay interim


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dividends. No dividend may be paid other than out of profits available for distribution. Dividends on Vodafone AirTouch ordinary shares will be announced and paid in pounds sterling. Dividends with respect to Vodafone AirTouch ADSs held by the depositary will be converted by the depositary into U.S. dollars, and the depositary will distribute them to the holders of Vodafone AirTouch ADSs.

        The Vodafone AirTouch Memorandum and Articles of Association permit a scrip dividend scheme or schemes under which holders of Vodafone AirTouch ordinary shares may be given the opportunity to elect to receive fully paid Vodafone AirTouch ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

VOTING RIGHTS

        Vodafone AirTouch's Memorandum and Articles of Association provide that voting on special and extraordinary resolutions at a general meeting shall be decided on a poll. On a poll, each shareholder who is entitled to vote and be present in person or by proxy has one vote for every share held. Ordinary resolutions shall be decided on a show of hands, where each shareholder who is present at the meeting has one vote regardless of the number of shares held, unless a poll is demanded. In addition, Vodafone AirTouch's Memorandum and Articles of Association allow persons appointed as proxies of shareholders entitled to vote at general meetings to vote on a show of hands, as well as to vote on a poll and attend and speak at general meetings. Holders of Vodafone AirTouch ordinary shares do not have cumulative voting rights. An extraordinary resolution at a separate meeting of Vodafone AirTouch ordinary shareholders, requiring an affirmative vote of at least 75% of the votes cast in person or, if on a poll, in person or by proxy, is necessary under the Vodafone AirTouch Memorandum and Articles of Association with respect to any proposal to vary the rights of ordinary shareholders.

        Under English law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless a company's articles of association specify otherwise. The Vodafone AirTouch Memorandum and Articles of Association do not specify otherwise, except that the shareholders do not need to be present in person, and may instead be present by proxy, to constitute a quorum.

        Under English law, shareholders of a public company such as Vodafone AirTouch are not permitted to pass resolutions by written consent.

        Record holders of Vodafone AirTouch ADSs are entitled to attend, speak and vote on a poll or a show of hands at any general meeting of Vodafone AirTouch shareholders by the depositary's appointment of them as proxies with respect to the underlying Vodafone AirTouch ordinary shares represented by their Vodafone AirTouch ADSs. Alternatively, holders of Vodafone AirTouch ADSs are entitled to vote by supplying their voting instructions to the depositary or its nominee, who will vote the Vodafone AirTouch ordinary shares underlying their Vodafone AirTouch ADSs in accordance with their instructions. In addition, holders of record of ordinary shares may appoint a proxy including a beneficial owner of those shares to attend, speak and vote on their behalf.

LIQUIDATION RIGHTS

        In the event of the liquidation of Vodafone AirTouch, after payment of all liabilities and the deduction of any provision made under Section 719 of the U.K. Companies Act 1985 or Section 187 of the U.K. Insolvency Act 1986, which enables the liquidator to make payments to employees or former employees on the cessation or transfer of Vodafone AirTouch's business, the holders of the Vodafone AirTouch "B" 7% cumulative fixed rate shares would be entitled to a sum equal to the capital paid up on such shares in priority to holders of Vodafone AirTouch ordinary shares.

PREEMPTIVE RIGHTS AND NEW ISSUES OF SHARES

        Under Section 80 of the U.K. Companies Act, directors are, with certain exceptions, unable to allot relevant securities without the authority of the shareholders in a general meeting. Relevant securities as defined in the U.K. Companies Act includes Vodafone AirTouch


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ordinary shares or securities convertible into Vodafone AirTouch ordinary shares. In addition, Section 89 of the U.K. Companies Act imposes further restrictions on the issue of equity securities (as defined in the U.K. Companies Act, which includes Vodafone AirTouch ordinary shares and securities convertible into ordinary shares) which are, or are to be, paid up wholly in cash and not first offered to existing shareholders. Vodafone AirTouch's Memorandum and Articles of Association allow shareholders to authorize directors for a period up to five years to allot (1) relevant securities generally up to an amount fixed by the shareholders and (2) equity securities for cash other than in connection with a rights issue. In accordance with institutional investor guidelines, the amount of relevant securities to be fixed by shareholders is normally restricted to one third of the existing issued ordinary share capital, and the amount of equity securities to be issued for cash other than in connection with a rights issue is restricted to 5% of the existing issued ordinary share capital.

DISCLOSURE OF INTERESTS IN SHARES

        The U.K. Companies Act gives Vodafone AirTouch the power to require persons who it believes to have, or to have acquired within the previous three years, an interest in its voting shares, to disclose certain information with respect to those interests. Failure to supply the information required may lead to disenfranchisement of the relevant shares and a prohibition on their transfer and receipt of dividends and payments in respect of those shares. In this context, the term "interest" is widely defined and will generally include an interest of any kind whatsoever in voting shares, including any interest of a holder of a Vodafone AirTouch ADS.

CHANGES IN CAPITAL

        The Vodafone AirTouch ordinary shareholders may pass an ordinary resolution to do any of the following:

        (1) consolidate, or consolidate and then divide, all or any of Vodafone AirTouch's share capital into new shares of larger nominal amounts than its existing shares;

        (2) cancel any shares which have not, at the date of the relevant resolution, been subscribed or agreed to be subscribed by any person and reduce the amount of Vodafone AirTouch's authorized share capital by the amount of the shares so canceled;

        (3) divide some or all of Vodafone AirTouch's shares into shares of a smaller nominal amount; and

        (4) increase Vodafone AirTouch's share capital.

        Vodafone AirTouch is also able to:

        (1) with the authority of shareholders by ordinary or special resolution, depending on the circumstances relating to the purchase, purchase its own shares; and

        (2) by special resolution and, where required by the U.K. Companies Act, with the sanction of the court, reduce its share capital, any capital redemption reserve, share premium account or any other undistributable reserve.

TRANSFER OF SHARES

        Except as described in this paragraph, the Vodafone AirTouch Memorandum and Articles of Association does not restrict the transferability of Vodafone AirTouch ordinary shares. Vodafone AirTouch ordinary shares are able to be transferred by an instrument in any usual form or in any form acceptable to the directors. The directors may refuse to register a transfer:

        (1) if the shares to be transferred are not fully paid;

        (2) if the transfer is not stamped and duly presented for registration, together with the share certificate and evidence of title as the directors reasonably require;


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


        (3) if the transfer is with respect to more than one class of shares;

        (4) if the transfer is in favor of more than four persons jointly; or

        (5) in certain circumstances, if the holder has failed to provide the required particulars to the investigating power referred to under "--Disclosure of Interests in Shares" above.

        Vodafone AirTouch may not refuse to register transfers of Vodafone AirTouch ordinary shares if this refusal would prevent dealings in the shares on the London Stock Exchange from taking place on an open and proper basis. The registration of transfers may be suspended at any time and for any period as the directors may determine. The register of shareholders may not be closed for more than 30 days in any year.

GENERAL MEETINGS AND NOTICES

        A shareholder who is not registered on Vodafone AirTouch's register of shareholders with an address in the U.K. and who has not supplied to Vodafone AirTouch an address within the U.K. for the purpose of giving notice will not be entitled to receive notices from Vodafone AirTouch. In certain circumstances, Vodafone AirTouch will be able to give notices to shareholders by advertisement in newspapers in the U.K. Holders of Vodafone AirTouch ADSs are entitled to receive notices under the terms of the deposit agreement relating to Vodafone AirTouch ADSs. See "DESCRIPTION OF VODAFONE AIRTOUCH AMERICAN DEPOSITARY SHARES--Voting Rights." Under the Vodafone AirTouch Memorandum and Articles of Association, the annual general meeting of shareholders shall be held within 15 months after the preceding annual general meeting and at a time and place determined by the directors.

AMENDMENT OF GOVERNING INSTRUMENTS

        Under English law, shareholders have the power to amend

        (1) the objects, or purpose, clause in a company's memorandum of association and

        (2) any provisions of the company's articles of association by special resolution, subject to, in the case of amendments to the objects clause of the memorandum of association, the right of dissenting shareholders to apply to the courts to cancel the amendments.

        Under English law, the board of directors is not authorized to change the memorandum of association or the articles of association.

        Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by extraordinary resolution of the classes affected in separate class meetings.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

        Under English law, shareholders may demand that a resolution be voted on at a general meeting if the demand is made

        (1) by shareholders holding at least 5% of the voting power of shares having a right to vote on the resolution, or

        (2) by at least 100 shareholders holding shares on which there has been paid up an average sum per shareholder of at least (pound)100.


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        The shareholders must deposit the demand at the company's registered office at least six weeks before the general meeting to which it relates.

        In general, resolutions to appoint directors must be put to shareholders on the basis of one resolution for each nominated director. A resolution including more than one director may be presented to be voted upon at a general meeting only if the shareholders have first unanimously approved so doing.

SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS

        The U.K. Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require the approval at a special meeting convened by order of the court of

        (1) shareholders or creditors representing 75% in value of the capital held by or debt owed to the class of shareholders or creditors or class thereof present and voting, either in person or by proxy, and

        (2) the court.

Once approved and sanctioned, all shareholders and creditors of the relevant class are bound by the terms of the scheme, and a dissenting shareholder would have no appraisal rights.

        Under the rules of the London Stock Exchange, shareholder approval

        (1) is usually required for an acquisition or disposal by a listed company if, generally, the size of the company or business to be acquired or disposed of represents 25% or more of the size of the listed company, and

        (2) may also be required for an acquisition or disposal of assets between a listed company and parties, including

               (a) directors of the company or its subsidiaries,

               (b) holders of 10% of the nominal value of any class of the company's or any holding company's or its subsidiary's shares having the right to vote, or

               (c) any of their affiliates.

        The U.K. Companies Act also provides

        (1) that where a takeover offer is made for the shares of a U.K. company, and

        (2) within four months of the date of the offer, the offeror has acquired or contracted to acquire at least nine-tenths in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his shares on the terms of the offer.


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RIGHTS OF INSPECTION

        Except when closed under the provisions of the U.K. Companies Act, the register and index of names of shareholders of an English company may be inspected during business hours

        (1) for free, by its shareholders, including, in the case of Vodafone AirTouch, holders of Vodafone AirTouch ADSs and

        (2) for a fee by any other person.

In both cases, the documents may be copied for a fee.

        The shareholders of an English public company may also inspect, without charge, during business hours

        (1) minutes of meetings of the shareholders and obtain copies of the minutes for a fee, and

        (2) service contracts of the company's directors, if the contracts have more than 12 months unexpired or require more than 12 months' notice to terminate.

        In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. The shareholders of Vodafone AirTouch do not have rights to inspect the accounting records of Vodafone AirTouch or minutes of meetings of its directors.

REMOVAL OF DIRECTORS

        Under the U.K. Companies Act, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions of the company's articles of association or of a service contract the director has with the company, provided that 28 clear days' notice of the resolution is given to the company.

        The Memorandum and Articles of Association of Vodafone AirTouch provide that all directors who have been in office for three years of more since they were elected or re-elected will retire from office. These retired directors will be eligible for reelection.

SHAREHOLDERS' SUITS

        While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, the U.K. Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order

        (1) when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim or

        (2) when any act or omission of the company is or would be so prejudicial.

        A court has wide discretion in granting relief and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

        In order to become a shareholder and enforce these rights under English law, holders of Vodafone AirTouch ADSs are required to withdraw from the depositary at least one of their Vodafone AirTouch ordinary shares underlying the Vodafone AirTouch ADSs. See "DESCRIPTION OF VODAFONE AIRTOUCH AMERICAN DEPOSITARY SHARES--Deposit, Withdrawal and Cancellation" for information about how to withdraw Vodafone AirTouch ordinary shares.


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REGISTRAR

        The registrar for Vodafone AirTouch ordinary shares is Computershare Services PLC, P.O. Box 82, Caxton House, Redcliffe Way, Bristol, BS99 7NH.


           DESCRIPTION OF VODAFONE AIRTOUCH AMERICAN DEPOSITARY SHARES

GENERAL

        The Bank of New York is the depositary with respect to Vodafone AirTouch American Depositary Shares, or ADSs. Each ADS is represented by one American Depositary Receipt or ADR and represents ownership interests in, and the right to receive, ten Vodafone AirTouch ordinary shares. The ordinary shares are deposited with the custodian, which currently is the London office of The Bank of New York. Each ADS also represents securities, cash or other property deposited with The Bank of New York but not distributed to ADS holders. The Bank of New York's Corporate Trust Office is located at 101 Barclay Street, New York, New York, 10286, its principal executive office is located at One Wall Street, New York, New York 10286, and the custodian's office is located at 46 Berkeley Street, London W1X 6AA, England.

        Because The Bank of New York is actually the legal owner of the underlying ordinary shares, holders of Vodafone AirTouch ADSs generally exercise the rights of a shareholder through it, although they have the option to attend, speak and vote at shareholder meetings as its proxy, as described below. An amended and restated deposit agreement among Vodafone AirTouch, AirTouch, The Bank of New York and holders of Vodafone AirTouch ADSs sets out the obligations of The Bank of New York. New York law governs the deposit agreement and the Vodafone AirTouch American depositary receipts evidencing the ADSs.

        Holders of Vodafone AirTouch ADSs may hold their ADSs either directly or indirectly through a broker or financial institution. This description assumes that holders of Vodafone AirTouch ADSs hold their ADSs directly. Indirect holders of Vodafone AirTouch ADSs must rely on the procedures of their broker or financial institution to assert the rights of ADS holders described in this section. Indirect holders of ADSs should consult with their broker or financial institution to find out what those procedures are.

        The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to ADS holders. For more complete information, ADS holders should read the entire agreement and the Vodafone AirTouch ADR. Copies of the agreement and the Vodafone AirTouch ADR are available for inspection at the Corporate Trust Office of the depositary and at the London office of the custodian set forth above.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

        The Bank of New York will pay ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent.

        o Cash. The Bank of New York will, as promptly as practicable after payment, convert any cash dividend or distribution Vodafone AirTouch pays on the shares, other than any dividend or distribution paid in U.S. dollars, into U.S. dollars. If that is not possible on a reasonable basis, or if any approval from any government is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the pounds sterling only to those ADS holders to whom it is possible to do so or to hold the pounds sterling it cannot convert for the account of the ADS holders who have not been paid. It will not invest the pounds sterling and it will not be liable for any interest.


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          Before making a distribution, The Bank of New York will deduct any withholding taxes that must be paid under applicable laws. It will distribute only whole U.S. dollars and cents and will round any fractional amounts to the nearest whole cent.

        o Shares. The Bank of New York will distribute new ADSs representing any shares Vodafone AirTouch distributes as a dividend or free distribution, if Vodafone AirTouch requests it to make this distribution. The Bank of New York will only distribute whole ADSs. It may sell shares which would require it to issue a fractional ADS and distribute the net proceeds to the holders entitled to those shares. If The Bank of New York does not distribute additional cash or ADSs, each ADS will also represent the new shares.

        o Rights to Receive Additional Shares. If Vodafone AirTouch offers holders of securities any rights, including rights to subscribe for additional shares, The Bank of New York may take actions necessary to make these rights available to ADS holders. If The Bank of New York determines that it is not legal or not feasible to make these rights available to ADS holders, The Bank of New York may sell the rights and allocate the net proceeds to holders' accounts. The Bank of New York may allow rights that are not distributed or sold to lapse.

          If The Bank of New York makes rights available to ADS holders, upon instruction from an ADS holder it will exercise the rights and purchase the shares on the holder's behalf. The Bank of New York will then deposit the shares and issue ADSs to the holder. It will only exercise rights if the ADS holder pays it the exercise price and any charges the rights require the ADS holder to pay.

          U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. In this case, The Bank of New York may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for changes needed to put the restrictions in place. The Bank of New York will not offer ADS holders rights unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act of 1933 with respect to a distribution to them. Vodafone AirTouch will have no obligation to register under the Securities Act of 1933 those rights or the securities to which they relate.

        o Other Distributions. The Bank of New York will send to ADS holders anything else Vodafone AirTouch distributes on deposited securities by any means The Bank of New York thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York may decide to sell what Vodafone AirTouch distributed--for example by public or private sale--and distribute the net proceeds, in the same way as it does with cash.

        Vodafone AirTouch has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders.

DEPOSIT, WITHDRAWAL AND CANCELLATION

        The Bank of New York will issue ADSs if a Vodafone AirTouch shareholder or the shareholder's broker deposits ordinary shares, along with any appropriate instruments of transfer, or endorsement, with the custodian. The Bank of New York may also require a shareholder to deliver evidence of any necessary approvals of the governmental agency in England, if any, which is responsible for regulating currency exchange at that time, and an agreement transferring the shareholder's right to receive dividends or other property. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADSs in the names the shareholder requests and will issue book-entry ADSs or, if the shareholder specifically requests, deliver the ADSs at its Corporate Trust Office to the persons the shareholder requests.

        An ADS holder may submit a written request to withdraw ordinary shares and turn in the holder's certificated ADSs, if any, at the Corporate Trust Office of The Bank of New York. Any deposited securities that the ADS holder withdraws will be delivered to the holder in registered form. Upon payment of its fees and of any taxes or


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charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New
York will deliver the deposited securities underlying the ADSs at the office of the custodian, except that The Bank of New York may deliver at its Corporate Trust Office any dividends or distributions with respect to the deposited securities represented by the ADSs, or any proceeds from the sale of any dividends, distributions or rights, which may be held by The Bank of New York. Alternatively, at the ADS holder's request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office in New York City.

VOTING RIGHTS

        An ADS holder on a record date fixed by The Bank of New York may attend, speak and vote at Vodafone AirTouch shareholder meetings of holders of the same class of securities as the ordinary shares represented by the ADSs.

        The Bank of New York will enable an ADS holder to attend, speak and vote at a meeting by appointing such holder its proxy for the ordinary shares underlying the holder's ADSs. If the ADS holder does not wish to attend a meeting, the holder may appoint The Bank of New York or another person as a substitute proxy to attend, speak and vote on the holder's behalf.

        Indirect holders of ADSs, e.g., those that hold Vodafone AirTouch ADSs through a brokerage account or otherwise in "street name", are not entitled to attend or speak at a meeting, but are able to vote their ADSs through the depositary.

        The Bank of New York will notify ADS holders of shareholder meetings and arrange to deliver certain materials to them. The materials will (1) describe the meeting time, place and the matters to be voted on and (2) explain how ADS holders may instruct The Bank of New York to vote their shares or deposited securities underlying their ADSs as they direct if they choose to appoint The Bank of New York as their substitute proxy, or how they may appoint a different substitute proxy. For instructions to be valid, The Bank of New York must receive them on or before the date specified in the instructions. The Bank of New York will, to the extent practical, subject to applicable law and the provisions of the Memorandum and Articles of Association of Vodafone AirTouch, vote the underlying ordinary shares as an ADS holder instructs. The Bank of New York will only vote as an ADS holder instructs.

        Although the depositary will try to send the notice of the vote reasonably in advance of a shareholder meeting, Vodafone AirTouch will not be able to assure that ADS holders will receive the voting materials in time to ensure that they can attend, speak and vote at a meeting, instruct The Bank of New York to vote their shares or appoint a different substitute proxy. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.

FEES AND EXPENSES

                   FOR:                               ADS HOLDERS MUST PAY:
o Each issuance of an ADS, including as a       $5.00 (or less) per 100 ADSs
  result of a distribution of shares or
  rights or other property

o Each cancellation of an ADS, including        $5.00 (or less) per 100 ADSs
  if the deposit agreement terminates

o Transfer and registration of ordinary         Registration or transfer fees
  shares on Vodafone AirTouch's share
  register from an ADS holder's name to
  the name of The Bank of New York or
  its agent when the holder deposits or
  withdraws shares

o Conversion of pounds sterling to              Expenses of The Bank of New York
  U.S. dollars

o Cable, telex and facsimile transmission       Expenses of The Bank of New York
  expenses, if expressly provided in the
  agreement

o As necessary                                  Certain taxes and governmental
                                                charges The Bank of New York or
                                                the custodian has to pay on any
                                                ADS or ordinary share underlying
                                                an ADS, for example, stock
                                                transfer taxes, stamp duty
                                                reserve tax or withholding taxes

PAYMENT OF TAXES

        The Bank of New York may deduct the amount of any taxes owed from any payments to an ADS holder. It may also restrict the transfer of the holder's ADSs or restrict the withdrawal of underlying deposited securities until the ADS holder pays any taxes owed on the holder's ADSs or underlying securities. It may also sell deposited securities to pay any taxes owed. The ADS holder will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADSs held by the ADS holder to reflect the sale and pay to the holder any proceeds, or send to the holder any property, remaining after it has paid the taxes.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

If Vodafone AirTouch:

o Changes the nominal or par value of any of the Vodafone AirTouch ordinary shares

o Reclassifies, splits or consolidates any of the Vodafone AirTouch ordinary shares

o Distributes securities on any of the Vodafone AirTouch ordinary shares that are not distributed to ADS holders, or

o Recapitalizes, reorganizes, merges, consolidates, sells its assets, or takes any similar action,

then:

(1) The cash, shares or other securities received by The Bank of New York will become new deposited securities under the deposit agreement, and each ADS will automatically represent its equal share of the new deposited securities; and

(2) The Bank of New York will, if Vodafone AirTouch asks it to, issue new ADSs or ask ADS holders to surrender their outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

DISCLOSURE OF INTERESTS

        The obligation of a holder of Vodafone AirTouch ordinary shares and other persons with an interest in the shares to disclose information to Vodafone AirTouch under English law also applies to any persons with an interest in the ADSs. The consequences for failure to comply with these provisions will be the same for ADS holders and any other persons with an interest in ADSs as for a holder of Vodafone AirTouch ordinary shares. See "DESCRIPTION OF VODAFONE AIRTOUCH ORDINARY SHARES--Disclosure of Interests in Shares."

AMENDMENT AND TERMINATION

        Vodafone AirTouch may agree with The Bank of New York to amend the deposit agreement and the Vodafone AirTouch ADRs for any reason without the consent of ADS holders. If the amendment adds or increases fees or charges, except for taxes and governmental charges, or prejudices an important right of ADS holders, it will only become effective three months after The Bank of New York notifies the holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADS, to agree to the amendment and to be bound by the agreement as amended. However, no amendment will impair an ADS holder's right to receive the deposited securities in exchange for the holder's ADSs.

        The Bank of New York will terminate the deposit agreement if Vodafone AirTouch asks it to do so, in which case it must notify ADS holders at least 30 days before termination. The Bank of New York may also terminate the agreement after notifying ADS holders if The Bank of New York informs Vodafone AirTouch that it would like to resign and Vodafone AirTouch does not appoint a new depositary bank within 90 days.

        If any ADSs remain outstanding after termination, The Bank of New York will stop registering the transfer of ADSs, will stop distributing dividends to ADS holders, and will not give any further notices or do anything else under the deposit agreement other than:

        (1) collect dividends and distributions on the deposited securities,

        (2) sell rights and other property offered to holders of deposited securities, and

        (3) deliver ordinary shares and other deposited securities upon cancellation of ADSs.

        At any time after six months after termination of the deposit agreement, The Bank of New York may sell any remaining deposited securities. After that, The Bank of New York will hold the money it received on the sale, as well as any cash it is holding under the agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Bank of New York's only obligations will be to account for the money and cash. After termination, Vodafone AirTouch's only obligations will be with respect to indemnification of, and to pay specified amounts to, The Bank of New York.

ADS HOLDERS' RIGHT TO RECEIVE THE SHARES UNDERLYING THEIR ADSS

        An ADS holder has the right to cancel the holder's ADSs and withdraw the underlying shares at any time except:

        o due to temporary delays caused by The Bank of New York or Vodafone AirTouch closing its transfer books, the deposit of ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends;

        o when the holder owes money to pay fees, taxes and similar charges; or

        o when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

        This right of withdrawal may not be limited by any provision of the deposit agreement.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADS HOLDERS

        The deposit agreement expressly limits the obligations of Vodafone AirTouch and The Bank of New York. It also limits the liability of Vodafone AirTouch and The Bank of New York. Vodafone AirTouch and The Bank of New York:

        o are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

        o are not liable if either of them is prevented or delayed by law, any provision of the Vodafone AirTouch Memorandum and Articles of Association or circumstances beyond their control from performing their obligations under the agreement;

        o are not liable if either of them exercises, or fails to exercise, discretion permitted under the agreement;

        o have no obligation to become involved in a lawsuit or proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party unless they are indemnified to their satisfaction; and

        o may rely upon any advice of or information from any legal counsel, accountants, any person depositing ordinary shares, any ADS holder or any other person whom they believe in good faith is competent to give them that advice or information.

        In the deposit agreement, Vodafone AirTouch and The Bank of New York agree to indemnify each other under specified circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

        Before The Bank of New York issues or registers the transfer of an ADS, makes a distribution on an ADS, or permits withdrawal of ordinary shares, Vodafone AirTouch or The Bank of New York may require:

        o payment of taxes, including stamp duty reserve and stock transfer taxes or other governmental charges, and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities, as well as the fees and expenses of The Bank of New York;

        o production of satisfactory proof of the identity of the person presenting ordinary shares for deposit or ADSs upon withdrawal, and of the genuineness of any signature or other information they deem necessary; and

        o compliance with regulations The Bank of New York may establish consistent with the deposit agreement, including presentation of transfer documents.

        The Bank of New York may refuse to deliver, transfer, or register transfers of ADSs generally when the transfer books of The Bank of New York are closed or at any time if The Bank of New York or Vodafone AirTouch thinks it advisable to do so.

PRE-RELEASE OF ADSs

        The Bank of New York may issue ADSs before deposit of the underlying ordinary shares. This is called a pre-release of ADSs. The Bank of New York may also deliver ordinary shares prior to the receipt and cancellation of pre-released ADSs even if the ADSs are canceled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying ordinary shares are delivered to The Bank of New York. The Bank of New York may receive ADSs instead of ordinary shares to close out a pre-release. The Bank of New York may pre-release ADSs only under the following conditions:

            (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer, as the case may be,

                (a)    owns the ordinary shares or ADSs to be remitted,

                (b) will assign all beneficial rights, title and interest
            in the ADSs or ordinary shares to The Bank of New York in its capacity as the depositary and for the benefit of the holders of the ADSs and

                (c) will not take any action with respect to the ADSs or
            ordinary shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of The Bank of New York, disposing of the ADSs or ordinary shares) other than in satisfaction of the pre-release;

            (2) the pre-release must be fully collateralized with cash or collateral that The Bank of New York considers appropriate; and

            (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

        The pre-release will be subject to whatever indemnities and credit regulations that The Bank of New York considers appropriate. In addition, The Bank of New York will limit the number of ADSs that may be outstanding at any time as a result of pre-release.

ITEM 2.  EXHIBITS

        The following exhibits were included as exhibits to Amendment No. 1 to Vodafone AirTouch's Form 8-A/A filed with the Commission on June 30, 1999.

1.1 Specimen Certificate of Vodafone AirTouch Public Limited Company Ordinary Share.

1.2  Specimen American Depositary Receipt.

2.1 Memorandum and Articles of Association of the Registrant as in effect beginning June 30, 1999.

2.2 Deposit Agreement, dated as of October 12, 1988, as amended and restated as of December 26, 1989, as further amended and restated as of September 16, 1991, and as further amended and restated as of June 30, 1999, among Vodafone AirTouch Public Limited Company, AirTouch Communications, Inc., The Bank of New York, as Depositary, and owners and beneficial owners of American Depositary Receipts of Vodafone AirTouch Public Limited Company.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         VODAFONE AIRTOUCH PUBLIC
                                               LIMITED COMPANY


Date:   July 30, 1999                By: /s/ Kenneth J. Hydon
                                         -----------------------
                                         Name:  Kenneth J. Hydon
                                         Title: Financial Director